Exhibit 99(3)
FORM OF LETTER TO STOCKHOLDERS WHO ARE RECORD HOLDERS

CanArgo Energy Corporation
THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT • P.M., U.S. EASTERN
TIME (• CET), ON •, 2008, UNLESS CANARGO ENERGY CORPORATION EXTENDS THE RIGHTS
OFFERING (SUCH TIME AND DATE WITH RESPECT TO THE EXPIRATION OF THE RIGHTS
OFFERING, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).
•, 2008
Dear Stockholder:
     This letter is being delivered by CanArgo Energy Corporation (“CanArgo”) to holders of record of shares of its common stock, par value $0.10 per share (the “Common Stock”), at • p.m., U.S. Eastern time (• CET), on •, 2008 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of transferable subscription rights to subscribe for and purchase shares of Common Stock (the “Rights”). The Rights, the Rights Offering and Common Stock are described in the enclosed prospectus (the “Prospectus”). Your Rights are evidenced by the enclosed subscription rights certificate (the “Subscription Rights Certificate”) registered in your name(s). All exercises of the Rights are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your Rights.
     In the Rights Offering, CanArgo Energy Corporation is offering an aggregate of approximately • shares of Common Stock, as described in the Prospectus. Each Right will allow you to subscribe for one (1) share of Common Stock at a subscription price of $0.10 per full share (the “Subscription Price”). Holders will not receive fractional shares of Common Stock or cash in lieu of fractional shares of Common Stock as a result of their exercise of Rights pursuant to the Rights Offering. Factional shares of Common Stock will not be issued in the Rights Offering.
     We have enclosed copies of the following documents:
1.	The Prospectus;

2.	Your Subscription Rights Certificate;

3.	Instructions as to Use of CanArgo Energy Corporation Subscription Rights Certificates;

4.	A Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by CanArgo Energy Corporation;

5.	A return envelope addressed to Computershare, the U.S. Subscription Agent for the Rights Offering; and
6.	Notice of Important Tax Information.
     To exercise the Rights, you should deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the guaranteed delivery procedures), with payment of the Subscription Price for each share of Common Stock subscribed for, to the U.S. Subscription Agent at or prior to the Expiration Time, as described in the Prospectus. The U.S. Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery, with payment of the full Subscription Price, including final clearance of any checks, at or prior to the Expiration Time. Rights not exercised at or prior to the Expiration Time will expire and will be void and no longer exercisable.
     Please note that if you reside outside the United States, the U.S. Subscription Agent will not mail a Subscription Rights Certificate to you, and you must not attempt to exercise any Rights unless you comply with the terms set forth in the Prospectus. You may exercise your Rights if, on or prior to • p.m., U.S. Eastern time (• CET), on • , 2008, three business days prior to the Expiration Time, you provide evidence satisfactory to the Company, such as a legal opinion from local counsel, that it is lawful for you to receive and exercise the Rights. See the section in the Prospectus captioned “The Rights Offering — Foreign and Other Stockholders” for further information.
     Rights may be transferred or assigned. We have been informed by the American Exchange (the “AMEX”) and the Oslo Stock Exchange (“OSE”) that the Rights will be traded on the AMEX and the OSE under the symbol “•” and “•”, in each case, beginning on or about •, 2008. You may sell your Rights through the U.S. Subscription Agent, in which case, you must deliver your properly executed Subscription Rights Certificate, with appropriate instructions, to the U.S. Subscription Agent by • p.m., U.S. Eastern time (• CET), on •, 2008, three business days prior to the Expiration Time.
     Additional copies of the enclosed materials may be obtained from Computershare, the U.S. Subscription Agent. Computershare’s telephone number is (303) 262-0600 (or (800) 962-4284 for banks and brokerage firms). Any questions or requests for assistance concerning the Rights Offering should be directed to the U.S. Subscription Agent.
Very truly yours,
CANARGO ENERGY CORPORATION